Exhibit 10.3
SEPARATION AND ASSET PURCHASE AGREEMENT
AMONG
ECI TELECOM LTD.,
ECI TELECOM-NGTS LTD.
AND
VERAZ NETWORKS LTD.
___, 2002

INDEX TO SCHEDULES

Schedule 2.1.1:	Veraz Business Assets

Schedule 2.1.2:	Assigned Contracts

Schedule 2.1.5:	Permits and Licenses

Schedule 2.1.9:	Inventories, including raw materials, work in process and finished goods

Schedule 2.2:	Assumed Liabilities

Schedule 6.1:	Business Employees

Schedule 6.3(a):	Employee Termination Agreement

Schedule 6.3(b):	Employee Letter to Veraz

Schedule 7.4:	Insurance Policies

Schedule 7.12	Assets Not Identified on Time

Schedule 9:	Pro Forma Balance Sheet of Veraz as of September 30, 2002

INDEX TO EXHIBITS

Exhibits
Exhibit A	Bill of Sale

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Intellectual Property Assignment Agreement

Exhibit D	Intellectual Property License Agreement

Exhibit E	Services Agreement

Exhibit F	Sublease Agreement

Separation and Asset Purchase Agreement
     This Separation And Asset Purchase Agreement (this “Agreement”) is made and entered into this ___day of ___, 2002, by and among Veraz Networks Ltd. [formerly Chorale Networks Ltd.] (“Veraz”), ECI Telecom – NGTS Ltd., an Israeli company (“NGTS”) and ECI Telecom Ltd., an Israeli company (“ECI Telecom”). (NGTS and ECI Telecom are each referred to as a “Seller” and collectively the “Sellers”; Veraz, ECI Telecom and NGTS are each referred to as a “Party” and collectively the “Parties”.)
WITNESSETH:
     WHEREAS, ECI Telecom, through its Next-Generation Telephony Solutions division and NGTS, a wholly-owned subsidiary, is engaged in the development, manufacture, marketing, sale, distribution and service of products and solutions for gateways for point-to-point, point-to-multipoint and/or switching and non-switching applications for connecting end-to-end telephony or telephony over packet networks, which gateways include classification and/or compression of telephony signals, such as voice, modem, fax and/or other signals, such as video conference, and conversion of the classified and/or compressed signals into packets in formats suitable for media, such as Ethernet, IP, ATM or MPLS (the “VoIP Business”) and in the development, marketing, sale, distribution and service of its DCME product line (the “DCME Distribution Business” and, together with the VoIP Business, the “Businesses”);
     WHEREAS, the Sellers desire to sell the Businesses to Veraz Networks, Inc. formerly, NexVerse Networks, Inc., a Delaware corporation (“Veraz Networks”), pursuant to a Share Exchange Agreement dated as of October 30, 2002 (the “Share Exchange”);
     WHEREAS, Veraz is a wholly-owned subsidiary of ECI; and
     WHEREAS, to effectuate the Share Exchange, the Sellers desire to separate the Businesses from the Sellers’ businesses as of the Effective Date (the “Separation”) by contributing them to Veraz in a taxable transaction as set forth in this Agreement and the Exhibits hereto and then selling the outstanding shares of Veraz to Veraz Networks.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
1. Definitions
     1.1 “Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term “control” means the ownership of more than 50% of the outstanding equity of a Person or the power to direct the management and policies of a Person.
     1.2 “Assigned Contracts” means as defined in Section 2.1.2 hereof.
     1.3 “Assumed Liabilities” means as defined in Section 2.1 hereof.
     1.4 “Businesses” means the VoIP Business and the DCME Distribution Business.

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     1.5 “Business Employee” means as defined in Section 6.1 hereof.
     1.6 “Closing” means as defined in Section 3.1. hereof
     1.7 “Closing Date” means as defined in Section 3.1 hereof
     1.8 “Contract” means contracts, agreements, notes, indentures, restrictions, commitments, leases, purchase orders, arrangements, obligations or other contracts, agreements or instruments, whether written or oral.
     1.9 “DCME Distribution Business” means as defined in the recitals hereto.
     1.10 “ECI Conflict” means as defined in Section 4.2 hereof.
     1.11 “Effective Date” means as defined in Section 3.1 hereof.
     1.12 “Government Entity” means as defined in Section 4.3 hereof
     1.13 “Lien” means all mortgages, liens, pledges, charges, security interests, bank guarantees, third party rights or other claims or encumbrances of any kind whatsoever.
     1.14 “Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization.
     1.15 “Share Exchange” means as defined in the recitals hereto.
     1.16 “Sister Newco” means as defined in Section 7.9 hereof
     1.17 “Transferred Assets” means as defined in Section 2.1 hereof
     1.18 “VoIP” means Voice over Internet Protocol.
     1.19 “VoIP Business” means as defined in the recitals hereto.
     1.20 “VoIP IP” means the intellectual property relating to the VoIP Business transferred pursuant to the lP Agreement (defined in Section 3.2.3 hereto).
2. Sale of the Businesses
     2.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers hereby agree to contribute, assign, transfer and convey to Veraz and Veraz hereby agrees to acquire and accept from the Sellers, at the Closing, all of the Sellers’ direct and indirect right, title and interest in and to all of the assets of the Businesses listed in this Section 2.1 and the schedules referenced therein (the “Transferred Assets”), the above contribution, assignment, transfer and conveyance being subject only to those liabilities and obligations of the Sellers expressly set forth in Section 2.2 (the “Assumed Liabilities”). The Transferred Assets consist of the following assets and properties:

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          2.1.1 all machinery, equipment, fixtures, furniture, motor vehicles, information technology infrastructure and tangible and intangible assets identified on Schedule 2.1.1 attached hereto or otherwise listed on the Fixed Assets itemization, dated September 30, 2002 and incorporated by reference in its entirety herein and all warranty, service or other similar rights related to such assets;
          2.1.2 all Contracts identified in Schedule 2.1.2 hereto (collectively, the “Assigned Contracts”);
          2.1.3 copies or originals of the business records, books, ledgers, plans, correspondence, lists, plots, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records of the Sellers, whether written or electronically stored or otherwise recorded, in each case as used in the Businesses for, and relating directly to, their activities prior to the Closing;
          2.1.4 the Sellers’ dealer, distributor, customer, agents and representatives lists, in each case as used in the Businesses for and relating directly to, their activities prior to the Closing;
          2.1.5 the permits, licenses, orders, ratings and approvals of all national, local or foreign governmental or regulatory authorities or industrial bodies, homologations, to the extent the same are transferable, all as identified on Schedule 2.1.5 hereto, and copies of any respective third-party approvals to such transfers to Veraz;
          2.1.6 all rights of the Sellers to causes of action, lawsuits, judgments, claims and demands of any nature which relate to the above-referenced Transferred Assets or constitute counterclaims, rights of setoff, and affirmative defenses to any claims brought against Veraz by third parties relating to such Transferred Assets (except that the Sellers reserve their rights with respect to counterclaims, rights of setoff, and affirmative defenses to any claims covered by Section 7.9(B) hereof);
          2.1.7 all rights of the Sellers related to grants received or to be received by ECI from the Office of the Chief Scientist of the Ministry of Industry and Trade (the “OCS”) with respect to the VoIP Business;
          2.1.8 all accounts receivable related to the VoIP Business;
          2.1.9 the inventories related to the VoIP Business, including raw materials, work in process and finished goods, referenced on Schedule 2.1.9 hereto; and
          2.1.10 all prepayments made to the Seller for maintenance, warranty service and products to be performed or sold by the Seller in connection with the Businesses;
     2.2 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Veraz hereby agrees to assume, pay, perform and discharge the Assumed Liabilities, and to pay, perform and discharge the Assumed Liabilities as they become due and payable. The Assumed Liabilities shall consist solely of (i) the obligations and liabilities under the Assigned

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Contracts, but only to the extent such obligations and liabilities in each case relate to sales that are consummated (i.e., product delivered) on or after the Effective Date or the grounds for which arose (e.g., services or supplies delivered) on or after the Effective Date; and (ii) the obligations of the Sellers related to the rights transferred pursuant to Section 2.1.7 above as described in Schedule 2.2.
     2.3 Retained Liabilities. All liabilities and obligations of the Sellers (including liabilities and obligations relating to the Businesses) (the “Retained Liabilities”) shall remain the liabilities and obligations of the Sellers and not of Veraz, except for the Assumed Liabilities.
     2.4 Real Estate. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as an attempt to assign, transfer or sell any contract, agreement, lease or asset which is defined as a “right in real estate” under Section 1 of the Israeli Real Estate (Appreciation, Sale and Purchase) Law, 5723-1963.
     2.5 Investment Center. The Sellers shall file an application (in the form agreed to by the Parties) with the Investment Center of the Israeli Ministry of Industry and Trade to assign all of the tax benefits arising from the Transferred Assets to Veraz commencing on the Effective Date.
3. Closing
     3.1 Closing; Effective Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable following the date on which the conditions set forth in Article 8 hereto shall have been satisfied or waived (the “Closing Date”), at the offices of Goldfarb, Levy, Eran & Co., Eliahu House, Tel Aviv, unless another place or time is mutually agreed upon by ECI Telecom and Veraz. Upon the Closing, the transactions contemplated by this Agreement shall be effective as if the Closing had occurred on September 30, 2002 (the “Effective Date”), as more fully described in Section 9 below.
     3.2 Actions at Closing. At the Closing, the following actions shall occur concurrently:
          3.2.1 Seller Actions. The Sellers shall deliver or cause to be delivered to Veraz the following: (a) a bill of sale relating to transfer of Sellers’ right, title and interest in the Transferred Assets in the form attached hereto as Exhibit A; (b) a duly signed Assignment and Assumption Agreement in the form attached hereto as Exhibit B relating to the assignment of any and all Assigned Contracts and assumption of the Assumed Liabilities, and signed consents to the assignments of the other parties to such Contracts and to Permits that have been obtained; (c) all agreements in the forms attached hereto as Schedules 6.3(a) and (b) executed by the Business Employees; (d) a copy of the resolutions of the boards of directors of ECI Telecom and NGTS authorizing the transactions contemplated hereby and any other corporate approvals required pursuant to the Companies Law and the Sellers’ and Veraz’s Articles of Association; and (e) all other documents and instruments required hereunder to be delivered by the Sellers to Veraz.
          3.2.2 Veraz Actions. Veraz shall deliver or cause to be delivered to the Sellers (a) a duly signed Assignment and Assumption Agreement in the form attached hereto as

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Exhibit B relating to the assignment of any and all Assigned Contracts and assumption of the Assumed Liabilities; (b) a copy of the resolutions of the boards of directors of Veraz authorizing the transactions contemplated hereby and (c) all other documents and instruments required hereunder to be delivered by Veraz to the Sellers.
          3.2.3 Other Agreements. Each party shall deliver or cause to be delivered to the other:
(i)	Intellectual Property Assignment Agreement relating to the VoIP IP, substantially in the form of Exhibit C hereto (the “IP Agreement”);

(ii)	Intellectual Property License Agreement relating to the DCME Business and certain license-backs relating to VoIP IP, substantially in the form of Exhibit D hereto the (“License Agreement”);

(iii)	Services Agreement, substantially in the form of Exhibit E hereto; and

(iv)	Sublease Agreement with ECI Telecom, substantially in the form of Exhibit F hereto.
          3.2.4 Schedule Update. The Sellers shall deliver to Veraz an addendum to Schedule 2.1.2 identifying any additional Contracts entered into prior to the Closing that, based on the principles used in preparing Schedule 2.1.2 attached hereto, ought to be assigned to Veraz pursuant to this Agreement. Upon Veraz’s written approval, which approval shall not be unreasonably withheld, such addendum shall be deemed part of Schedule 2.1.2, and such Contracts shall be deemed Assigned Contracts, for all purposes of this Agreement.
4. Representations and Warranties of ECI Telecom and of NGTS
     Each of the Sellers hereby jointly and severally represent and warrant to Veraz that the following representations and warranties are true and accurate in all respects, as of the date hereof and as of the Closing Date, and acknowledges that Veraz is entering into this Agreement in reliance thereon:
     4.1 Organization, Qualification and Corporate Power. Each Seller is a company duly organized and validly existing under the laws of the State of Israel. Each Seller has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, and to execute, deliver and perform this Agreement. This Agreement constitutes the valid and legal binding obligation of each Seller, enforceable against it in accordance with its terms.
     4.2 Authority; No Violation; Due Execution; Etc. The execution and delivery by each Seller of this Agreement and the agreements attached as exhibits hereto and the performance by each Seller of its obligations hereunder have been (or, as of the Closing Date, will be) duly authorized by all requisite corporate action and will not conflict with, or result in any violation of, or default under (with due notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, an “ECI Conflict”) under (i) any provision of applicable law, (ii) any order of any court or other agency of government by which either Seller or any of its properties or assets is or are

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bound, (iii) the Memorandum of Association and Articles of Association of either Seller, each as amended, or (iv) any provision of any indenture, mortgage, lease or other agreement or instrument, permit, concession, franchise or license to which either Seller is a party or, to the knowledge of either Seller, by which any of its material properties or assets is or are bound, or result in the creation or imposition of any Lien upon any assets (tangible or intangible) of either Seller, in each such event which is reasonably likely to prevent, impede, delay, avoid, condition, enjoin, prohibit or otherwise interfere with, in a material way, the full, valid and complete performance of each Seller’s obligations under this Agreement.
     4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any ECI Conflict) is required by or with respect to either Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by each Seller, except such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings identified on Schedule 3.05 to the Share Exchange.
5. Representations and Warranties of Veraz
     Veraz hereby represents and warrants to each of the Sellers that the following representations and warranties are true and accurate in all respects, as of the date hereof and as of the Closing Date, and acknowledges that the Sellers are entering into this Agreement in reliance thereon:
     5.1 Organization, Qualification and Corporate Power. Veraz is duly incorporated and validly existing under the laws of the State of Israel. Veraz has the corporate power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the valid and legal binding obligation of Veraz, enforceable against Veraz in accordance with its terms.
     5.2 Authority; Due Execution; Etc. The execution and delivery by Veraz of this Agreement and the agreements attached as exhibits hereto and the performance by Veraz of its obligations hereunder have been (or, as of the Closing Date, will be) duly authorized by all requisite corporate action.
     5.3 Shares. On the date hereof and as of the Closing Date, 100 ordinary shares of Veraz are and will be outstanding. All such shares are duly authorized, validly issued, fully paid and non-assessable and were issued free and clear of any Liens and not in violation of any preemptive or similar rights. Except as provided in the Share Exchange, on the date hereof and as of the Closing Date, there are no rights of any Person to acquire any securities of Veraz.
6. Employment Matters
     6.1 Employees of Businesses. Subject to the Closing, as soon as practicable, Veraz or its Affiliates will offer employment to each individual listed on Schedule 6.1 hereto. Each individual who accepts Veraz’s offer of employment of Veraz or its Affiliates and signs an agreement with Veraz or its Affiliates shall be referred to herein as a “Business Employee.” As of December 31st, 2002, the employment relationship between NGTS and each Business

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Employee shall cease and each such employee shall become an employee of Veraz. Each of ECI Telecom and NGTS hereby confirms that, notwithstanding any confidentiality or non-compete obligations of any Business Employees to ECI Telecom or NGTS, respectively, the Business Employees shall be permitted to engage in the Businesses, as mutually contemplated by the Parties prior to the Closing, on behalf of Veraz and its Affiliates.
     6.2 Business Employee Liability. The Sellers shall pay $200,000, and Veraz shall pay $500,000, towards bonuses to be distributed by NGTS to the Business Employees in connection with their termination from NGTS. Other than such payments, and subject to the proviso set forth in Section 7.9(A)(ii)(b) hereof, any liability with respect to Business Employees the grounds for which arose during the period prior to December 31st, 2002 shall be the Sellers’, and any liability with respect to Business Employees the grounds for which arose any time after December 31st, 2002 shall be Veraz’s.
     6.3 Employee Releases. Each Business Employee shall be requested to execute and deliver (i) to NGTS a release and confidentiality and non-competition agreement in the form of Schedule 6.3(a) hereto and (ii) to Veraz a declaration in the form of Schedule 6.3(b) hereto.
     6.4 Options. Any vested options to purchase ordinary shares of ECI Telecom held by a Business Employee on December 31st, 2002 shall continue to be exercisable for as long as the Business Employee is employed by Veraz or its affiliates and for 30 days thereafter. Any unvested options to purchase ordinary shares of ECI Telecom held by a Business Employee on December 31st, 2002 shall be governed by the terms of such options and the option plan under which they were granted.
7. Additional Matters
     7.1 Allocation of Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. For the avoidance of doubt, all fees and expenses of any legal advisors retained by the management of NGTS or Veraz, who are not also advisors to ECI Telecom, shall be borne by Veraz.
     7.2 Additional Documents and Further Assurances. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
     7.3 Non-transferable Assets. (a) Each Party will use commercially reasonable efforts to cause the assignment of each contract, agreement, license, permit and claim included in the Transferred Assets or the Assumed Liabilities. Specifically, with respect to the Assigned Contracts the receipt of third-party consents to assignment therefor is a condition to the closing of the Share Exchange, the Sellers shall use commercially reasonable efforts to obtain all such third-party consents prior to the Closing and with respect to any of the other Assigned Contracts, pursuant to the written request of Veraz, the Sellers shall use commercially reasonable efforts to obtain all necessary third-party consents prior to the Closing or as soon as practicable thereafter, provided, however, that, in each case, the Sellers shall not be required to pay any consideration

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for any such consents. Veraz shall not be liable for any such consideration paid or agreed to be paid by any of the Sellers unless otherwise agreed by Veraz.
          (b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, license, permit or claim included in the Transferred Assets and Assumed Liabilities which is non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by the transferring Party would, as a matter of law, pass to Veraz as an incident of the assignment provided for by this Agreement. In the event that a third party refuses to consent to an assignment or a novation of such a non-assignable contract, arrangement, license, permit or claim, or demands any payment or right of any kind in consideration for granting such consent, then the relevant Seller shall hold the relevant agreement on behalf of Veraz, and Veraz shall be entitled, to continue the contract, arrangement, license, permit or claim on behalf of and in the name of the relevant Seller and on Veraz’s own account; provided that Veraz shall indemnify and hold the relevant Seller harmless for its pro-rata portion of direct expenses and damages of that Seller, if any, associated with maintaining and performing any such contract, arrangement, license, permit or claim during the period following the Effective Date, other than damages related to gross negligence or willful misconduct by the Sellers or the their employees or agents.
          (c) If and when any such consent shall be obtained or such contract, arrangement, license, permit or claim shall otherwise become assignable or non-terminable, the Sellers will be deemed, without any further action necessary, to have irrevocably and unconditionally assigned, granted, transferred, conveyed, and delivered to Veraz and its successors and assigns, all rights, title, interests, benefits and privileges under such contract, arrangement, license, permit or claim, and Veraz will be deemed to have agreed to assume all liabilities and obligations arising after the Effective Date thereunder.
     7.4 Insurance. For so long as ECI Telecom shall hold, directly or indirectly, more than 51% of Veraz Networks’ outstanding shares, ECI Telecom shall use commercially reasonable efforts to maintain insurance coverage for Veraz, as well as Veraz Networks and its wholly-owned U.S. subsidiary, as set forth in Schedule 7.4 hereto. Veraz acknowledges that as soon as ECI Telecom’s ownership of Veraz Networks decreases below 51%, such companies shall cease to be beneficiaries of the insurance coverage of ECI Telecom set forth in Schedule 7.4 hereto, and ECI Telecom hereby undertakes to request the inclusion of Veraz, as well as Veraz Networks and its wholly-owned U.S. subsidiary, as additional covered parties under the insurance policies of ECI Telecom set forth in Schedule 7.4 hereto for so long as ECI shall hold, directly or indirectly, as least 40% of Veraz Networks’ outstanding shares. At the request of ECI Telecom, Veraz shall pay ECI Telecom the increase in premiums resulting from the inclusion of Veraz and its Affiliates in any such insurance policies, irrespective of ECI Telecom’s ownership interest in Veraz Networks. ECI’s obligations under this Section 7.4 shall terminate on the third anniversary of the Closing Date.
     7.5 Office of the Chief Scientist. As soon as practicable and in any event prior to the Closing, ECI Telecom shall file an application for the approval of the Office of the Chief Scientist and of any other regulatory authority (to the extent required) with respect to the transactions contemplated by this Agreement.

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     7.6 Independent Auditor. For so long as ECI Telecom includes Veraz’s results of operations in ECI’s financial statements, either by consolidation or the equity method, Veraz shall select one of the Big Four accounting firms and shall fully cooperate to enable them to complete their audits and reviews of Veraz’s financial statements in sufficient time to meet ECI Telecom’s timetable for the completion and dissemination of ECI Telecom’s financial statements.
     7.7 Ongoing Information and Cooperation.
          7.7.1 Each Party shall provide, or cause to be provided, to the other Parties, in such form as the requesting Party shall reasonably request, at no charge to the requesting Party, all financial, tax and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any tax authority and any other governmental authority. The receiving Party shall not use such data or information for purposes other than those for which such data or information was given and shall use reasonable efforts to maintain the confidentiality of such data and information, except as may be required by law. To facilitate the possible exchange of information pursuant to this Agreement after the Closing Date, each Party agrees to use its reasonable commercial efforts to retain all information in their respective possession or control on the Closing Date for a reasonable period, but not less than seven (7) years from the Closing Date.
          7.7.2 After the Closing Date, except in the case of a legal or other proceeding, investigation or inquiry by one Party against another Party, each Party shall use its reasonable commercial efforts to make available to the other Parties, upon written request, the former, current and future directors, officers, employees and other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than information protected from disclosure by applicable privileges), to the extent that any such person (giving consideration to the business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding, investigation or inquiry in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding, investigation or inquiry is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
     7.8 No Representation or Warranty. No Seller makes any representation as to, warranty of or covenant with respect to the value of any asset or thing of value to be transferred to Veraz.
     7.9 Litigation; Indemnification. (A) From and after the Closing Date, Veraz shall manage (and, if applicable, assume the defense of) any claims or lawsuits relating to (i) the Transferred Assets or the VoIP IP brought after the Effective Date, when the grounds for such matters, claims or lawsuits arose after Effective Date, and (ii) the Business Employees brought after December 31, 2002, when the grounds for such matters, claims or lawsuits arose after December 31, 2002. Veraz shall indemnify and hold harmless the Sellers and their respective officers, employees, directors, Affiliates and agents with respect to any and all liabilities, damages and expenses (including reasonable attorneys’ fees) suffered or incurred in connection

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with (a) any Transferred Assets, the VoIP IP or in connection with any other Assumed Liabilities, when the grounds therefor arose on or after Effective Date and (b) the Business Employees, when the grounds therefor arose after December 31, 2002, provided, however, that although NGTS shall be responsible to pay directly to each Business Employee the amounts to which such Business Employee is entitled under applicable law and under any applicable employment agreement with respect to the period ending on December 31, 2002, the costs of employing (but not any cost of terminating) the Business Employees during the period commencing on the Effective Date and ending on December 31, 2002 shall be borne by Veraz and reflected in the Closing Date Financial Statements. (B) NGTS shall manage (and, if applicable, assume the defense of) any claims or lawsuits relating to (i) the Transferred Assets or the VoIP IP, when the grounds for such matters, claims or lawsuits arose before the Effective Date and (ii) the Business Employees, when the grounds for such matters, claims or lawsuits arose before December 31, 2002. The Sellers, jointly and severally, shall indemnify and hold harmless Veraz and its officers, employees, directors, Affiliates and agents with respect to any and all liabilities, damages and expenses (including reasonable attorneys’ fees) suffered or incurred in connection with (i) any Transferred Assets, the VoIP IP or in connection with any other Assumed Liabilities, when the grounds therefor arose before the Effective Date, (ii) the Business Employees, when the grounds therefor arose before December 31, 2002 and (iii) any Retained Liabilities. (C) From and after the Effective Date, each Party seeking indemnification hereunder shall give the indemnifying Party prompt notice of the commencement of any applicable claim or lawsuit, provided, however, that any failure to do so shall not limit any of the rights of the indemnities under this Section 7.9 (except to the extent such failure materially prejudices the defense of such claim or lawsuit). (D) The Parties shall cooperate with each other in connection with such matters pursuant to Section 7.7.2 hereof. In the event that any claims or lawsuits brought after the Effective Date relate to the Transferred Assets or VoIP IP and also to the assets transferred by ECI Telecom to one or more other subsidiaries of ECI Telecom (“Sister Newcos”), then ECI Telecom, such Sister Newcos and Veraz shall cooperate to allocate responsibility therefor in good faith. (E) Except for Veraz Networks and its successors and assigns, no Person who is not a Party (or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the applicable Party (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
     7.10 Operation in the Ordinary Course of Business. Until Closing, the Sellers will operate the Businesses in the ordinary course of business consistent with past practice, and has not and will not make any dispositions of assets outside the ordinary course of business consistent with past practice.
     7.11 Future Purchases of Fixed Assets and Inventory. Any fixed assets or raw materials that have been ordered by NGTS prior to the Effective Date for use in the VoIP Business but that have not arrived at the premises of NGTS prior to the Effective Date, shall not be included in the Transferred Assets. In the event that, at any time and from time to time following the Closing, Veraz desires to purchase any such items or items reasonably similar to such items, it shall offer to purchase such items from NGTS and, to the extent they are in the possession of NGTS, NGTS shall sell them to Veraz at NGTS’s cost (including any import duties and delivery, purchasing and warehousing expenses directly applicable to such items), in the same manner as such costs were allocated prior to the Effective Date.

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     7.12 Assets Not Identified on Time. (a) Schedule 7.12 hereto contains a list of fixed, tangible assets related to NGTS which belong to the Sellers but which were not specifically identified as relating to the Businesses on the date hereof. In the event that during the period ending on April 1, 2003, Veraz and NGTS mutually identify any of such fixed, tangible assets as relating to the Business, the parties shall take all steps reasonably necessary to promptly cause the transfer of the relevant asset or assets to Veraz, provided that the aggregate book value of such assets shall not exceed $500,000.
          (b) If, within one year following the Closing Date, Veraz determines that there are any assets owned by any of the Sellers that are reasonably required for operation of the Businesses including, but not limited to intellectual property, intellectual property rights and contract rights (but excluding fixed assets and inventory), which assets are being used by such Seller in the Businesses on the date of execution of this Agreement and, based on the principles used in preparing this Agreement and the IP Agreement, should have been included in the Transferred Assets or in the “Veraz IP,” respectively, but inadvertently have not been transferred to Veraz pursuant to this Agreement or the IP Agreement, then Veraz may request in writing for the Sellers to provide the applicable asset to Veraz by way of an assignment of such asset, provided that any such intellectual property or intellectual property rights are related to the VoIP Business, excluding those related to the DCME Business. Upon receipt of such written request, the Sellers hereby agree to promptly evaluate such request. If such request is valid, the Sellers shall consent to such request, such consent not to be unreasonably withheld, delayed or conditioned, and use commercially reasonable efforts to obtain all necessary third-party consents, if any, and take all other reasonably necessary actions for such assets to be assigned to Veraz, provided that, at the request of ECI with respect to any such intellectual property or intellectual property rights, Veraz shall grant a license back to ECI (or any of its affiliates) pursuant to a license agreement substantially in the form of Appendix 2.4(a) to the License Agreement, subject to reasonable and lawful non-competition protection for Veraz. Within two (2) days after receipt, the Sellers shall provide Veraz with each such third-party consents that the Sellers obtain. Immediately upon any assignment of any asset pursuant to this Section 7.12(b), such asset shall be deemed to be a Transferred Asset for purposes of this Agreement or, in the case of intellectual property or intellectual property rights, “Veraz IP” for purposes of the IP Agreement. Until such assignment, the Parties shall cooperate with respect to such agreement pursuant to the provisions of Section 7.3 hereof.
     7.13 Parent Guaranties. (a) Veraz Networks hereby irrevocably agrees to unconditionally guaranty all the obligations of Veraz under this Agreement.
     (b) ECI hereby irrevocably agrees to unconditionally guaranty all the obligations of NGTS under this Agreement.
8. Closing Conditions
     The Closing shall be subject to the simultaneous closing of the Share Exchange.

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9. Post-Closing Adjustment
     9.1 Preparation of Balance Sheets. Attached hereto as Schedule 9 is a pro-forma balance sheet with respect to the Businesses, as of September 30, 2002 (the “September 30 Veraz Balance Sheet”). As soon as practicable, but in any event not later than November 15, 2002, Veraz, together with its auditors, shall prepare a balance sheet with respect to the Businesses, as of the Effective Date (the “Effective Date Balance Sheet”), using the same principles and accounting policies under which the September 30 Veraz Balance Sheet was prepared. Such balance sheets shall include an entry for Software Capitalization relating to the VoIP Business recorded on the books of the Sellers as of the respective dates thereof.
     9.2 Post-Closing Adjustment. (a) During the period between the Effective Date and the Closing Date, the Businesses shall be operated as between the Parties, to the extent reasonably possible, as if the Separation had been completed.
          (b) As soon as practicable after Closing, but in any event not later than January 30, Veraz, together with its auditors, shall prepare a balance sheet with respect to the Businesses, as of December 31, 2002 (the “Closing Date Balance Sheet”), using the same principles and accounting policies under which the September 30 and Effective Date Balance Sheets were prepared, and related profit and loss and cash flow statements (the “Closing Date Income Statement” and the “Closing Date Cash Flow Statement”, respectively, and together with the Closing Date Balance Sheet, the “Closing Date Financial Statements”) for the period between the Effective Date and December 31, 2002 (the “Interim Period”). The Closing Date Income Statement and Closing Date Cash Flow Statement shall each be prepared on the basis of income and expenses which would have been incurred by Veraz had the Closing occurred on the Effective Date. In preparing the Closing Date Financial Statements, any inter-company financial transfers from Veraz Networks to Veraz during the period between the Closing Date and December 31st, 2002 shall be disregarded.
          (c) The Sellers shall have a period of 30 days after delivery of the Effective Date Balance Sheet to present in writing to Veraz all objections the Sellers may have to any of the matters set forth or reflected therein. Similarly, the Sellers shall have a period of 30 days after delivery of the Closing Date Financial Statements to present in writing to Veraz all objections the Sellers may have to any of the matters set forth or reflected therein. If no objections are raised within such 30-day period, the Closing Date Financial Statements shall be deemed approved by the Sellers.
          (d) If on the basis of the Closing Date Cash Flow Statement, the Businesses generated a net increase in cash and cash equivalents during the Interim Period, NGTS shall transfer to Veraz, within three business days of approval of such amount, cash in the amount of the net increase in cash and cash equivalents generated by Veraz during the Interim Period. If on the basis of the Closing Date Cash Flow Statement, the Businesses generated a net decrease in cash and cash equivalents, Veraz shall transfer, within three business days of approval of such amount, cash to NGTS in the amount of the net decrease in cash and cash equivalents generated by Veraz during the Interim Period. The foregoing amounts to be transferred pursuant this Section 9.2(d) shall be adjusted by the net amount of cash or cash equivalents actually received or paid by Veraz during the period between the Closing Date and December 31, 2002.

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     9.3 Disputes. The Parties shall seek in good faith to resolve any differences that arise in connection with the preparation of the Effective Date Balance Sheet or the Closing Date Financial Statements. Any dispute shall be resolved in accordance with Section 11.5, except that the arbitrator shall be a certified accountant.
     10. Non-Solicitation.
     For a period of eighteen (18) months from the Closing Date, (a) Veraz shall not directly solicit any person (other than Business Employees) who is employed by ECI Telecom, a Sister Newco or an Affiliate thereof until three months have passed since such person has last been employed by such other company and (b) ECI Telecom shall not directly solicit and, until closing of a separation agreement of any Sister Newco, shall ensure that such Sister Newco and its respective Affiliates shall not directly solicit, any person who is employed by Veraz or an Affiliate thereof until three months have passed since such person has last been employed by such company. This prohibition on solicitation does not apply to actions taken by a person (i) as a result of a general recruitment effort carried out through a public or general solicitation or (ii) as a result of an employee’s initiative. ECI Telecom hereby undertakes to include in the separation agreement of each Sister Newco a provision similar to this section 10 that protects Veraz. If ECI Telecom fails to do so with respect to a Sister Newco, such failure shall not be deemed a breach of this Agreement, but Veraz shall be released of any restriction under this Section 10 with respect to such Sister Newco.
11. General Provisions
     11.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.
     11.2 Entire Agreement; Assignment. This Agreement and Exhibits and Schedules hereto and the other agreements among the Parties referenced herein (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof; (b) shall be binding upon successors and assigns of any Party; and (c) shall not be assigned by any Party without the prior written consent of the other Parties, including any assignment by operation of law pursuant to a merger or sale of such Party, provided that the Sellers shall not unreasonably withhold such consent. Notwithstanding anything to the contrary herein, Veraz shall have the right to assign or transfer any of the Transferred Assets to any party after the Closing, provided, however, that, following any such assignment or transfer, the Sellers shall have no further obligations with respect to such Transferred Assets and provided further that the Transferred Assets identified in Section 2.1.7 above may only be assigned to Israeli entities with any requisite governmental approvals.
     11.3 Change of Control Event. This Agreement shall remain in full force and effect and shall bind the successor of a change of control event, including without limitation, if a Party is merged, consolidated, or sells all or substantially all of its assets or implements or suffers any change in management or control.

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     11.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     11.5 Governing Law, Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any controversy or claim arising out of or in connection with this Agreement, including without limitation, disputes among ECI Telecom, Veraz and any Sister Newcos with respect to the future allocation of assets or liabilities of ECI Telecom, the first level of escalation shall be limited to seven business days of discussion between, if ECI Telecom, its Chief Financial Officer and/or Chief Technology Officer, and if Veraz, its Chief Executive Officer and/or Chief Financial Officer, and the second and final level of escalation shall be limited to seven business days of discussion between each of the presidents of ECI Telecom and Veraz Networks. Any such controversy or claim not so resolved shall be finally settled by arbitration in accordance with the Israel Arbitration Law — 1968, before a single arbitrator experienced in VoIP and DCME technology, who shall issue his reasoned opinion in writing. The arbitrator shall give his reasoned decision in writing and his decision shall be binding and conclusive on the parties. In the event that the Parties do not agree on the identity of the arbitrator within an additional seven business days, the arbitrator shall be selected by the chairman of the Israeli Society of Certified Public Accountants. Nothing in this Agreement shall prevent either party from applying to a court of competent jurisdiction for injunctive or other equitable relief. ECI Telecom hereby undertakes to include in the separation agreement of each Sister Newco a provision similar to this section 11.5 that protects Veraz. If ECI Telecom fails to do so with respect to a Sister Newco, such failure shall not be deemed a breach of this Agreement, but Veraz shall be released from any arbitration requirement or agreement under this Section 11.5 with respect to such Sister Newco.
     11.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     11.7 No Third Party Beneficiaries. Except as set forth in Sections 7.9 (other than Business Employees), 10, 11.3 and 11.5, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.
     11.8 Limitation of Liability. EXCEPT AS SET FORTH IN THE SHARE EXCHANGE OR ANY AGREEMENTS ENTERED INTO IN CONNECTION THEREWITH,

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IN NO EVENT SHALL ECI OR VERAZ OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, DIRECTORS, AGENTS OR ADVISORS, BE LIABLE TO ANY OTHER SUCH PERSON FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE IP AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     11.9 Amendment. No change or amendment shall be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.
     11.10 Termination. This Agreement shall be terminated upon termination of the Share Exchange as provided therein. In the event of termination pursuant to this Section 11.10, no Party shall have any liability of any kind to another Party as a result of such termination.
     11.11 Conflicting Agreements. In the event of conflict between this Agreement and any ancillary agreement identified in Section 3, the provisions of such ancillary agreement shall prevail.
     11.12 Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or such Exhibit or Schedule. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
     11.13 Notices. All notices and other communications hereunder will be in writing and shall be served by personal delivery or by registered mail or by fax to the address (and for the attention of the relevant party) set out below. Any such notice shall be deemed to have been received: if delivered personally, at the time of delivery; in the case of registered mail, three days from the date of posting; and if faxed, at the time of cleared transmission notice, if sent on a business day. The addresses and fax numbers for the purposes of this clause are:

If to VERAZ:	If to ECI TELECOM or NGTS:
43 Hasivim Street	30 Hasivim Street,
Petach Tikvah 49133	Petach Tikvah 49133
Israel	Israel
Tel: 03-926-8844	Tel: 03-926-6885
Fax: 03-926-6355	Fax: 03-926-6070
Attn: Tal Simchony	Attn: General Counsel
or such other address or fax number as may be notified in writing from time to time by the relevant party to the other party.
[SIGNATURES APPEAR ON NEXT PAGE]

15.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized respective officers and representatives, all as of the date first written above.
ECI TELECOM LTD.

By:	/s/ Illegible

Name: Title:
ECI TELECOM – NGTS LTD.

By:	/s/ Giora Bitan

Name: Giora Bitan Title:
VERAZ NETWORKS LTD.

By:	/s/ Zamir Segev

Name: Zamir Segev
Title:
With respect to Section 7.13(a):
VERAZ NETWORKS, INC.

By:	/s/ Amit Chawla

Name: Amit Chawla
Title:
[Signature page to Israeli Separation and Asset Purchase Agreement]

16.

Schedule 2.1.1
Veraz Business Assets
Schedule 2.1.2
Assigned Contracts
Schedule 2.1.5
Permits and Licenses
Schedule 2.1.9
Inventories
Schedule 2.2
Assumed Liabilities
Schedule 6.1
Business Employees
Schedule 6.3(a)
Employee Termination Agreement
Schedule 6.3(b)
Employee Letter to Veraz
Schedule 7.4
Insurance Policies
Schedule 7.12
Assets Not Identified On Time
Schedule 9
Pro Forma Balance Sheet of Veraz as of September 30, 2002

17.